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                                                                    Exhibit 99.1


Contact:                                  FOR IMMEDIATE RELEASE
Jonathan Ashley                           Scott Sunshine
Managing Director, Fortress               Alan Towers Associates
212 798-6123                              212 354-5020

   FORTRESS AND ICH ANNOUNCE THAT FORTRESS MAKES EQUITY INVESTMENT IN ICH AND
                       ASSUMES MANAGEMENT RESPONSIBILITY
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NEW YORK, May 6, 1999 - Impac Commercial Holdings, Inc. ("ICH"), an externally managed and publicly traded mortgage real estate investment trust (AMEX: "ICH") and Fortress Investment Corp., a real estate investment and asset management company, today reported that they had concluded two separate but related transactions. First, Fortress purchased approximately $12 million of convertible preferred stock in ICH. In a second transaction, Fortress was assigned the ICH management contract and will assume day-to-day management responsibility for ICH.

The convertible preferred stock has a coupon of 8.5% and is convertible into approximately 16% of the common stock of ICH as of the date hereof at a price of approximately $7.13 per share. The pricing of the preferred stock represents a premium to market value, but a discount to ICH's net asset value.

"We believe that the mortgage REIT sector presents excellent investment opportunities. We view this transaction as the first of a series of acquisitions we intend to pursue to expand our activities in the real estate securities markets. ICH is a logical first investment in that it has an excellent commercial mortgage platform and a sound balance sheet. We believe that its business will be better served by a larger capital base and enhanced liquidity, of which our investment represents the first step. Our interests are aligned with the ICH shareholders and our goal is to reposition the Company's balance sheet and enhance shareholder value by creating a high sustainable dividend in the future." said Wesley R. Edens, Fortress's Chief Executive Officer.

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Joe Tomkinson, the outgoing CEO of ICH, who will remain on the board of directors commented, "In conjunction with this transaction the board has approved a pro-rated $.50 per share dividend to the extent of earnings for the remainder of 1999. I believe that this new equity infusion coupled with Fortress's ability to tap alternative financing sources will enable our conduit to effectively continue its original business plan." Mr. Tomkinson continued. " I further believe that this change in management will enable the company to foster a strategy designed to take advantage of today's opportunities in the commercial mortgage market. I look forward to working with the board as these strategies come to fruition to enhance shareholder value."

James Walsh, Timothy Busch, Steven Peers and Thomas Poletti resigned from ICH's board of directors and Wesley Edens (Fortress's CEO) and Robert Kauffman (Fortress's President) have been elected to serve on a new five-person board, along with Christopher Mahowald, a new independent director. The executive officers of ICH resigned as a group effective yesterday and Fortress and ICH anticipate that the new board will immediately appoint Mr. Edens as ICH's new CEO and other officers of Fortress as officers of ICH.

ICH was established in 1997 and was formed to pursue opportunities in the commercial mortgage sector.

Fortress was formed in June 1998 by Wesley R. Edens, Robert I. Kauffman, Randal
A. Nardone and Erik P. Nygaard to invest opportunistically in real estate assets on a global basis. Fortress completed its initial capitalization with $410 million of private equity on July 1 and is managed by Fortress Investment Group LLC. Fortress seeks to produce attractive risk-adjusted returns through a disciplined investment process that focuses on undervalued and distressed real estate related assets, both domestic and international.

This press release contains forward-looking statements within the meaning of Section

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27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act
of 1934. These forward-looking statements can be identified by our use of words like "intend" and "goal". We cannot assure you that our intentions to expand our activities in the real estate securities markets or our goals to reposition
ICH's balance sheet to create shareholder value by creating a sustainable dividend will ever materialize. If our goals and intentions do not materialize, our actual results could differ materially from those anticipated in such forward-looking statements.
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